Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:

David P. Boyle

Executive Vice President & CFO

Phone 717.530.2294

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Second Quarter 2014 Earnings of $2.9 Million,

Supported by Loan Growth and Expanded Net Interest Margin

•	Net income for the three months ended June 30, 2014 totaled $2.9 million, compared to $3.4 million for the same period in 2013, and $2.0 million for the three months ended March 31, 2014. Net income for the six months ended June 30, 2014 totaled $4.9 million, compared to $5.0 million for the same period in 2013.

•	On a year-to-date basis, gross loans outstanding, excluding loans held for sale, increased $7.8 million, or 2.4% on an annualized basis, to $678.9 million.

•	Net interest margin for the three and six months ended June 30, 2014 was 3.18% and 3.24%, respectively, an improvement from 2.90% and 2.98% for the same periods last year.

•	The allowance for loan losses as a percent of total loans outstanding remained strong and totaled 3.01% at June 30, 2014, or 99.5% of nonaccrual loans.

SHIPPENSBURG, PA (July 23, 2014) — Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and six months ended June 30, 2014. Net income was $2.9 million for the second quarter of 2014, compared to $3.4 million for the same quarter in 2013. Net income was $4.9 million for the six months ended June 30, 2014, compared to $5.0 million for the six months ended June 30, 2013. Net income for the three and six months ended June 30, 2013 was favorably influenced by a negative provision for loan losses of $1.4 million with no similar benefit in 2014. Net income for 2014 benefited from higher levels of gains on sales of securities and real estate owned sales, which, in the aggregate, were $893 thousand and $1.5 million higher for the three and six months ended June 30, 2014 than in the same periods in the prior year.

Diluted earnings per share amounted to $0.35 for the three months ended June 30, 2014, as compared to $0.42 for the second quarter of 2013. Return on average assets and return on average equity totaled 0.97% and 11.65%, respectively, for the three months ended June 30, 2014, compared to 1.14% and 15.39%, respectively, for the same periods in 2013. For the six months ended June 30, 2014, diluted earnings per share amounted to $0.60, compared to $0.61 for the same period in 2013. Return on average assets and return on average equity totaled 0.83% and 10.14%, respectively, for the six months ended June 30, 2014, compared to 0.84% and 11.35% for the six months ended June 30, 2013.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “We continue to build on the momentum we established over the previous 18 months as we begin to shift our focus back to meeting the financial needs of the market. We are experiencing stronger loan demand throughout the region and are particularly pleased with the contributions from the team based in our newest facility in Lancaster County, Pennsylvania. Although competition for quality relationships remains fierce, we are steadfast in maintaining prudent underwriting standards and are encouraged by year to date loan growth of nearly $8 million.”

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OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.5 million for the three months ended June 30, 2014, a 10.4% increase compared to the same period in 2013. For the six months ended June 30, 2014, net interest income totaled $17.0 million, a 7.6% increase from the $15.8 million earned for the six months ended June 30, 2013. As a result of the sustained improvement in the Company’s asset quality and earnings performance, the Company was able to invest its excess liquidity previously kept in interest bearing bank balances into higher yielding securities and its loan portfolio. In addition, lower average balances of nonaccrual loans allowed for greater recognition of interest income. Lastly, the Company has been able to effectively manage its cost of funds, which declined to 0.46% for the six months ended June 30, 2014, a 7 basis point improvement from 0.53% for the same period in 2013.

The combined effect of these factors resulted in an overall improvement in the Company’s net interest margin. Net interest margin was 3.18% and 3.24% for the three and six months ended June 30, 2014, compared to 2.90% and 2.98% for the same periods in 2013.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three and six months ended June 30, 2014, compared to a negative provision, or a reversal of amounts previously provided, of $1.4 million for the three and six months ended June 30, 2013. During the second quarter of 2013, the Company received payments on classified loans with partial charge-offs previously recorded. As these payments received during the second quarter of 2013 exceeded the carrying value of the related loans, the excess was included in recoveries of loan amounts previously charged off. As the allowance for loan losses was deemed adequate prior to those recoveries, the amount of the recoveries was recorded as a negative provision for loan losses. For the six months ended June 30, 2014, net charge-offs totaled $540 thousand. Both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. The favorable historical charge-off data combined with relatively stable economic and market conditions has resulted in the determination that no additional provision for loan losses was required to replenish the net charge-offs recorded and additional reserves needed on impaired loans during the three and six months ended June 30, 2014.

Asset quality ratios have shown improvement since December 31, 2013, with classified loans totaling $45.0 million at June 30, 2014, or 6.6% of loans, compared to $56.8 million, or 8.5% of loans at December 31, 2013. The allowance for loan losses to nonperforming loans and restructured loans still accruing has declined from 82.8% at December 31, 2013 to 78.4% at June 30, 2014, and from 102.0% at March 31, 2014. One significant loan was moved to nonaccrual status during the quarter ended June 30, 2014 due to the borrower’s deteriorating cash flows. As a result of this, the ratio of allowance for loan losses to nonperforming loans and restructured loans declined.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.5 million and $8.4 million for the three and six months ended June 30, 2014, compared to $4.7 million and $9.0 million for the same periods in 2013. Several factors contributed to lower net revenues in 2014 compared to 2013. During the past several quarters, mortgage interest rates have risen, leading to a reduction in the number of customers refinancing their residential mortgages and home sales in the Company’s primary market area have decreased. These events have resulted in lower mortgage banking income, which totaled $562 thousand and $1.0 million for the three and six months ended June 30, 2014, a decline of 49.1% and 45.0% from the same periods in 2013. The Company also experienced a decline in service charges on deposits and other services charges consistent with trends noted in more conservative consumer spending behavior. Partially offsetting these unfavorable variances were the revenues generated by Orrstown Financial Advisors, which include trust and estate fees and brokerage income, and totaled $1.8 million and $3.4 million for the three and six months ended June 30, 2014, an increase of $198 thousand and $90 thousand over the same periods in 2013. Also, other income of $774 thousand and $1.2 million for the three and six months ended June 30, 2014, represented an increase of $250 thousand and $327 thousand compared to the same periods in 2013 due principally to higher levels of gains on sales of real estate owned in the current year periods as compared to the same periods in 2013.

Securities gains totaled $602 thousand and $1.2 million for the three and six months ended June 30, 2014, compared to $0 and $122 for the same periods in 2013. For both years, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to reduce interest rate risk while maintaining earnings from our securities portfolio.

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Noninterest expenses

Noninterest expenses totaled $10.8 million for the three months ended June 30, 2014, compared to $10.3 million for the corresponding prior year period, an increase of 4.2%. On a year-to-date basis, noninterest expenses amounted to $21.7 million, an increase of $465 thousand, or 2.2%, from $21.3 million for the same period in 2013. The changes in certain components of the noninterest expenses between 2013 and 2014 are described below.

As the Company began to introduce new product offerings, improve the effectiveness of alternate delivery channels and enter new markets, it experienced increased occupancy, furniture and equipment and data processing expenses. For the three and six months ended June 30, 2014, these expenses totaled $1.7 million and $3.6 million, an increase of $257 thousand and $656 thousand over the same periods in 2013. In December 2013, the Company outsourced its core processing system to a third party provider, to capitalize on additional products and services that the provider offers. In connection with the migration to the new platform, upgrades in certain equipment were also required. In the fourth quarter of 2013, the Company opened its financial services facility office in Lancaster, Pennsylvania, resulting in occupancy charges in the quarterly and yearly to date periods in 2014, with no corresponding charges in the same periods in 2013. The Company also experienced increased costs in 2014 related to a newly created Borrower Assistance unit designed to help customers through periods of financial hardship.

Salaries and employee benefits totaled $5.9 million and $11.7 million for the three and six months ended June 30, 2014, an increase of 9.1% and 5.0% over the same periods in 2013, and a 1.2% increase over the first quarter of 2014. The increase in salaries and benefits for the three and six months ended June 30, 2014 over the same periods in 2013 is primarily the result of additions to staff that were hired in the latter part of 2013, allowing for enhanced risk management processes and practices and greater depth in the information technology and operations departments, and less reliance on outside consultants. As previously announced, the Company eliminated 32 positions in its operations and retail staff in the second quarter of 2014, and incurred approximately $150,000 of charges in connection with this reduction in workforce in the second quarter of 2014. The 1.2% increase in salaries and benefits for the three months ended June 30, 2014 as compared to the first three months of 2014 was the result of company-wide merit increases which took effect in the second quarter, severance charges, and work through dates of severed employees through the second quarter as the Company transitioned work responsibilities. It is anticipated that greater savings from the workforce reduction will result in the third quarter of 2014.

Advertising and Bank promotions were used to advance the Company’s growth initiatives and the introduction of new products and services, including the Bank’s first ever advertising on television and increased direct mail efforts that were launched in the first quarter of 2014. For the three and six months ended June 30, 2014, advertising and bank promotion expense totaled $218 thousand and $643 thousand, compared to $274 thousand and $485 thousand for the same periods in 2013.

Offsetting the above variances in noninterest expense, were lower expenses related to Federal Deposit Insurance Corporation (“FDIC”) insurance, professional services and taxes, other than income. FDIC insurance expenses totaled $359 thousand and $823 thousand for the three and six months ended June 30, 2014, a 42.7% and 36.3% reduction from the amounts incurred in the same periods in 2013 primarily because of a lower assessment rate as the Company’s risk profile improves. Taxes, other than income, decreased from $244 thousand and $488 thousand for the three and six months ended June 30, 2013, to $156 and $314 thousand for the same periods in 2014, due to a lower assessment rate and methodology for state bank shares tax. As the Company continues to strengthen its balance sheet and reduce its overall risk profile, expenses related to professional services, collection and problem loan, and real estate owned have decreased, which in the aggregate, were 6.7% and 12.6% lower for the three and six months ended June 30, 2014, compared to the same periods in 2013.

Income Taxes

Income tax expense totaled $0 for the three and six months ended June 30, 2014, compared to $30 thousand and $60 thousand for the three and six months ended June 30, 2013.

During the third quarter of 2012, an evaluation was completed on the net deferred tax asset that existed at that time, which principally resulted from credit and credit related losses and expenses that the Company had experienced. As a result of the taxable losses that were generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset was dependent on tax planning strategies and future taxable income. Based on forecasted taxable income at that time, combined with limited available tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount beginning in the third quarter of 2012, which

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resulted in a charge at that time of $19.9 million. As of June 30, 2014, while improvements have been noted in our operating results, we continue to believe that the valuation allowance is appropriate. The evaluation is updated quarterly and if the Company continues to experience sustained profitability, reversal of the valuation in part, or in full, becomes more likely. The tax expense in 2013 pertains to estimated federal alternative minimum tax.

FINANCIAL CONDITION

Assets at June 30, 2014 totaled $1.17 billion, a $10.5 million decrease from $1.18 billion at December 31, 2013. Gross loans, excluding those held for sale, totaled $678.9 million at June 30, 2014, a $7.8 million increase from December 31, 2013. Growth was achieved in the loan portfolio despite the active loan collection efforts, in which the Company collected approximately $9.4 million in pay downs/payoffs, charge-offs or foreclosure on nonaccrual loans during the year.

Total deposits were $981.7 million at June 30, 2014, a decrease of $18.7 million, or 1.9%, from $1.0 billion at December 31, 2013. Despite the decrease in total deposits, there was a shift to non-interest bearing deposits, which grew by $5.5 million, or 4.8%, and growth was experienced in deposit products with the exception of time deposits, which are interest rate sensitive, and municipal deposits, given the seasonality of them. Total borrowings, including both short-term borrowings and long-term debt, declined by $5.8 million, as the Company used proceeds payments on mortgage-backed securities and sales of available for sale securities to meet maturing obligations of borrowings.

Shareholders’ Equity

Shareholders’ equity totaled $102.5 million at June 30, 2014, an increase of $11.0 million, or 12.0%, since December 31, 2013. This increase was primarily the result of net income of $4.9 million for the six months ended June 30, 2014, combined with a $6.1 million increase in accumulated other comprehensive income (loss). The Company’s regulatory capital ratios at June 30, 2014 continued to improve and exceed all regulatory minimums required to be considered well capitalized. At June 30, 2014, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 8.5%, a Tier-1 risk-based capital ratio of 14.3%, and a total risk-based capital ratio of 15.6%, which represent increases from 8.1%, 13.7% and 15.0%, respectively, at December 31, 2013.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned totaled $27.6 million at June 30, 2014, which was an increase of $1.3 million, or 4.8%, from the balance at December 31, 2013 of $26.3 million, and an increase of $4.4 million, or 18.9%, from March 31, 2014. The increase in nonaccrual loans of $5.9 million since March 31, 2014 is primarily due to one loan that is current as to principal and interest, but has been classified as impaired due to the borrower’s declining cash flows. The Company has a specific reserve on the loan totaling $2.9 million, as it gathers information and works through its options on this loan. The Company continues to actively address its classified and impaired loans.

The allowance for loan losses totaled $20.4 million at June 30, 2014, a decrease of $540 thousand from $21.0 million at December 31, 2013, principally due to net charge-offs recorded during the period, with no provision for loan losses. Asset quality metrics remain strong, with the allowance for loan losses to total loans ratio at 3.01% at June 30, 2014, and the allowance for loan losses to nonaccrual loans coverage ratio at 99.5%.

The Company recognizes asset quality as a high priority and continues its efforts to mitigate future losses through capturing and monitoring credit risk within the portfolio and actively working with customers. Further, active monitoring and follow-up will continue on loans previously charged off in order to realize recoveries when borrowers’ conditions have improved.

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Operating Highlights (Unaudited):

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$2,873	$3,408	$4,851	$4,968
Diluted earnings per share	$0.35	$0.42	$0.60	$0.61
Dividends per share	$0.00	$0.00	$0.00	$0.00
Return on average assets	0.97%	1.14%	0.83%	0.84%
Return on average equity	11.65%	15.39%	10.14%	11.35%
Net interest income	$8,500	$7,701	$17,016	$15,808
Net interest margin	3.18%	2.90%	3.24%	2.98%

Balance Sheet Highlights (Unaudited):

(Dollars in thousands, except per share data)	June 30, 2014	December 31, 2013	June 30, 2013
Assets	$1,167,308	$1,177,812	$1,191,217
Loans, gross	678,854	671,037	672,755
Allowance for loan losses	(20,425)	(20,965)	(20,098)
Deposits	981,705	1,000,390	1,035,483
Shareholders’ equity	102,452	91,439	87,804

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)	June 30, 2014	December 31, 2013	June 30, 2013
Assets
Cash and cash equivalents	$40,012	$37,560	$84,336
Securities available for sale	389,961	406,943	358,482

Loans held for sale	2,109	1,936	3,145

Loans	678,854	671,037	672,755
Less: Allowance for loan losses	(20,425)	(20,965)	(20,098)

Net loans	658,429	650,072	652,657

Premises and equipment, net	25,967	26,441	26,335
Other assets	50,830	54,860	66,262

Total assets	$1,167,308	$1,177,812	$1,191,217

Liabilities
Deposits:
Non-interest bearing	$121,904	$116,371	$119,451
Interest bearing	859,801	884,019	916,032

Total deposits	981,705	1,000,390	1,035,483
Borrowings	69,274	75,109	53,401
Accrued interest and other liabilities	13,877	10,874	14,529

Total liabilities	1,064,856	1,086,373	1,103,413

Shareholders’ Equity
Common stock	422	422	421
Additional paid - in capital	123,169	123,105	122,827
Retained earnings (accumulated deficit)	(22,404)	(27,255)	(32,291)
Accumulated other comprehensive income (loss)	1,285	(4,813)	(3,133)
Treasury stock	(20)	(20)	(20)

Total shareholders’ equity	102,452	91,439	87,804

Total liabilities and shareholders’ equity	$1,167,308	$1,177,812	$1,191,217

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest and dividend income
Interest and fees on loans	$7,292	$7,847	$14,733	$16,064
Interest and dividends on investment securities	2,293	1,142	4,453	2,409

Total interest and dividend income	9,585	8,989	19,186	18,473

Interest expense
Interest on deposits	960	1,139	1,916	2,363
Interest on borrowings	125	149	254	302

Total interest expense	1,085	1,288	2,170	2,665

Net interest income	8,500	7,701	17,016	15,808
Provision for loan losses	0	(1,400)	0	(1,400)

Net interest income after provision for loan losses	8,500	9,101	17,016	17,208

Noninterest income
Service charges on deposit accounts	1,412	1,445	2,681	2,859
Trust department and brokerage income	1,788	1,590	3,444	3,354
Mortgage banking activities	562	1,105	1,021	1,857
Other income	774	524	1,231	904
Investment securities gains	602	0	1,199	122

Total noninterest income	5,138	4,664	9,576	9,096

Noninterest expenses
Salaries and employee benefits	5,879	5,387	11,691	11,133
Occupancy, furniture and equipment	1,362	1,338	2,833	2,663
Data processing	368	135	749	263
Advertising and bank promotions	218	274	643	485
FDIC insurance	359	626	823	1,291
Professional services	548	577	1,176	1,338
Collection and problem loan	159	199	318	381
Real estate owned expenses	33	17	60	60
Other operating expenses	1,839	1,774	3,448	3,662

Total noninterest expenses	10,765	10,327	21,741	21,276

Income before income tax	2,873	3,438	4,851	5,028
Income tax expense	0	30	0	60

Net income	$2,873	$3,408	$4,851	$4,968

Per share information:
Basic earnings per share	$0.35	$0.42	$0.60	$0.61
Diluted earnings per share	0.35	0.42	0.60	0.61
Dividends per share	0.00	0.00	0.00	0.00
Average shares and common stock equivalents outstanding	8,109,532	8,090,993	8,108,599	8,087,710

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ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

(Unaudited)

	Three Months Ended
	June 30, 2014			June 30, 2013
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$12,375	$7	0.24%	$78,150	$50	0.26%
Securities	432,335	2,390	2.22	370,675	1,211	1.31
Loans	677,963	7,589	4.49	674,847	8,140	4.84

Total interest-earning assets	1,122,673	9,986	3.57	1,123,672	9,401	3.36

Other assets	61,222			72,908

Total	$1,183,895			$1,196,580

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$484,709	$208	0.17	$480,467	$191	0.16
Savings deposits	84,749	34	0.16	78,897	32	0.17
Time deposits	311,890	718	0.92	365,983	916	1.00
Short term borrowings	44,284	30	0.27	16,236	8	0.20
Long term debt	23,146	95	1.65	35,671	141	1.59

Total interest bearing liabilities	948,778	1,085	0.46	977,254	1,288	0.53

Non-interest bearing demand deposits	122,584			119,244
Other	13,615			11,292

Total Liabilities	1,084,977			1,107,790
Shareholders’ Equity	98,918			88,790

Total	$1,183,895			$1,196,580

Net interest income (FTE)/net interest spread		8,901	3.11%		8,113	2.83%

Net interest margin			3.18%			2.90%

Tax-equivalent adjustment		(401)			(412)

Net interest income		$8,500			$7,701

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

(Unaudited)

	Six Months Ended
	June 30, 2014			June 30, 2013
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$12,637	$15	0.24%	$86,456	$111	0.26%
Securities	422,703	4,668	2.23	356,453	2,560	1.45
Loans	675,178	15,330	4.58	684,835	16,669	4.91

Total interest-earning assets	1,110,518	20,013	3.63	1,127,744	19,340	3.46

Other assets	61,101			71,557

Total	$1,171,619			$1,199,301

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$481,556	$394	0.16	$481,427	$408	0.17
Savings deposits	82,586	67	0.16	77,204	63	0.16
Time deposits	311,295	1,455	0.94	375,237	1,892	1.02
Short term borrowings	47,484	63	0.27	13,591	14	0.21
Long term debt	20,551	191	1.87	36,496	288	1.59

Total interest bearing liabilities	943,472	2,170	0.46	983,955	2,665	0.55

Non-interest bearing demand deposits	119,415			115,846
Other	12,289			11,257

Total Liabilities	1,075,176			1,111,058
Shareholders’ Equity	96,443			88,243

Total	$1,171,619			$1,199,301

Net interest income (FTE)/ net interest spread		17,843	3.17%		16,675	2.91%

Net interest margin			3.24%			2.98%

Tax-equivalent adjustment		(827)			(867)

Net interest income		$17,016			$15,808

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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Nonperforming Assets / Risk Elements

(Unaudited)

(Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Nonaccrual loans (cash basis)	$20,528	$14,606	$19,347	$18,047
Other real estate (OREO)	1,415	2,612	987	1,072

Total nonperforming assets	21,943	17,218	20,334	19,119
Restructured loans still accruing	5,530	5,487	5,988	1,691
Loans past due 90 days or more and still accruing	123	497	0	0

Total risk assets	$27,596	$23,202	$26,322	$20,810

Loans 30-89 days past due	$5,613	$2,903	$3,963	$3,233
Asset quality ratios:
Total nonaccrual loans to loans	3.02%	2.17%	2.88%	2.68%
Total nonperforming assets to assets	1.88%	1.44%	1.73%	1.60%
Total nonperforming assets to total loans and OREO	3.23%	2.55%	3.03%	2.84%
Total risk assets to total loans and OREO	4.06%	3.43%	3.92%	3.09%
Total risk assets to total assets	2.36%	1.94%	2.23%	1.75%
Allowance for loan losses to total loans	3.01%	3.04%	3.12%	2.99%
Allowance for loan losses to nonaccrual loans	99.50%	140.33%	108.36%	111.36%
Allowance for loan losses to nonaccrual and restructured loans still accruing	78.38%	102.01%	82.75%	101.82%

Roll Forward of Allowance for Loan Losses

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Balance at beginning of period	$20,497	$21,917	$20,965	$23,166
Provision for loan losses	0	(1,400)	0	(1,400)
Recoveries	502	1,480	562	1,576
Loans charged-off	(574)	(1,899)	(1,102)	(3,244)

Balance at end of period	$20,425	$20,098	$20,425	$20,098

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About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, statements related to remaining focused on meeting the needs of the market, maintaining current underwriting standards in order to meet loan growth, our ability to continue to build on momentum we established over the previous 18 months and sustain improvement in asset quality and earnings performance, the strength of loan demand throughout our region, contributions from our team based in our Lancaster County, Pennsylvania facility, continuing to strengthen our balance sheet and reduce our overall risk profile, the likelihood of a full or partial reversal of our deferred tax asset valuation allowance and our ability to realize greater savings from the workforce reduction in the third quarter of 2014 and beyond. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to meet the needs of the market or maintain current underwriting standards in order to meet loan growth, continue to build on the momentum we established over the previous 18 months and sustain the improvement in our asset quality and earnings performance, experience strong loan demand throughout the region, experience significant contributions from our team based in our Lancaster County, Pennsylvania facility, continue to strengthen our balance sheet and reduce our overall risk profile, reverse all or any portion of our deferred tax asset valuation allowance or realize greater savings from the workforce reduction in the third quarter of 2014 and beyond. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.‘s Form 10-K for the fiscal year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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